EXHIBIT 5





                                 March 15, 1999





Sirco International Corp.
24 Richmond Hill Avenue
Stamford, Connecticut 06901


Gentlemen:

         We refer to the Registration Statement on Form S-8 (the "Registration Statement"), to be filed by you with the Securities and Exchange Commission with respect to the registration under the Securities Act of 1933, as amended (the "Act"), of 800,000 shares of common stock, par value $.01 per share (the "Shares"), of Sirco International Corp. (the "Company") for delivery under the Company's 1995 Stock Option Plan (the "Plan").

         We are qualified to practice law in the State of New York. We express no opinion as to, and, for the purposes of the opinion set forth herein, we have conducted no investigation of, and do not purport to be experts on, any laws other than the laws of the State of New York and the federal laws of the United States of America.

         We have examined such documents as we considered necessary for the purposes of this opinion. Based on such examination, it is our opinion that the Shares have been duly authorized and upon issuance in accordance with the Plan, will be legally issued, fully-paid and non-assessable under the State of New York (the state of incorporation of the Company).

         We consent to the use of this opinion as an exhibit to the Registration Statement.

                                            Very truly yours,

                                            /s/PRYOR CASHMAN SHERMAN & FLYNN LLP
                                            ------------------------------------
                                            PRYOR CASHMAN SHERMAN & FLYNN LLP